Exhibit 5.1

[LETTERHEAD OF SULLIVAN & CROMWELL LLP]

June 27, 2011

Barrick Gold Corporation,

        Brookfield Place, TD Canada Trust Tower,

                Suite 3700, 161 Bay Street,

                        P.O. Box 212,

                                 Toronto, Ontario M5J 2S1.

Barrick North America Finance LLC,

        136 East South Temple, Suite 1800,

                Salt Lake City, UT 84111.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) $700,000,000 principal amount of 1.75% Notes due 2014 (the “New 2014 Notes”) and $1,100,000,000 principal amount of 2.90% Notes due 2016 (the “New 2016 Notes”) of Barrick Gold Corporation, an Ontario corporation (the “Corporation”), to be issued in exchange for the Corporation’s outstanding 1.75% Notes due 2014 and 2.90% Notes due 2016, respectively, pursuant to the Indenture, dated June 1, 2011 (the “Indenture”), among the Corporation, Barrick North America Finance LLC (“BNAF” and, together with the Corporation, the “Issuers”), Citibank N.A., as indenture agent, and Wilmington Trust Company (“Trustee”), as trustee, (ii) $1,350,000,000 principal amount of 4.40% Notes due 2021 (the “New 2021 Notes”) and $850,000,000 principal amount of 5.70% Notes due 2041 (the “New 2041 Notes”, and together with the New 2014 Notes, New 2016 Notes, and New 2021 Notes, the “New Notes”) of BNAF, a Delaware limited liability company, to be issued in exchange for BNAF’s outstanding 4.40% Notes dues 2021 (the “Initial 2021 Notes”) and 5.70% Notes due 2041 (the “Initial 2041 Notes”), respectively, pursuant to the Indenture and (iii) the guarantees of the New 2021 Notes and New 2041 Notes by the Corporation (the “New Guarantees”) to be issued in exchange for the guarantees of the outstanding Initial 2021 Notes and the Initial 2041 Notes by the Corporation, respectively, pursuant to the Indenture, we, as your special counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Upon the basis of such examination, we advise you that, in our opinion, when the combined registration statement on Form F-9 and S-4 (the “Registration Statement”) has become effective under the Act, when the terms of the exchange of the New Notes and New Guarantees and their issuance and exchange have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation or BNAF and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuers, when the New Notes and the New Guarantees have been duly executed and delivered by the Issuers, as applicable, and have been authenticated by the Trustee in conformity with the Indenture, and when the New Notes and New Guarantees have been duly issued and exchanged as contemplated in the Registration Statement, the New 2014 Notes, the New 2016 Notes and the New Guarantees will constitute valid and legally binding obligations of the Corporation, to the extent governed by the laws of New York, and the New 2021 Notes and the New 2041 Notes will constitute valid and legally binding obligations of BNAF, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the Delaware Limited Liability Company Act, and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion we have, with your approval, assumed that the Corporation has been duly incorporated and is a validly existing corporation in good standing under the laws of Ontario and that the New 2014 Notes, the New 2016 Notes and the New Guarantees have been duly authorized by the Corporation under the laws of Ontario and the Federal laws of Canada applicable therein; and that the Indenture has been duly authorized, executed and delivered by the Corporation insofar as the laws of Ontario and the Federal laws of Canada applicable therein is concerned.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP